EXHIBIT 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the registration statements (Nos. 333-177836, 333-176145, 333-34788, 333-161262, 333-147344, 333-53875, 333-69550, 333-106901 and 333-127244) on Form S-8 of Rimage Corporation of our report, which indicates the financial statements have been restated, dated September 30, 2011 (December 20, 2011 as to Note 12) relating to the balance sheets of Qumu, Inc. as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, which report appears in this Amendment No. 1 to Current Report on Form 8-K.

/s/ Macias Gini & O’Connell LLP

Walnut Creek, California
December 20, 2011